                                                                   EXHIBIT 99.D

                              INFORMATION STATEMENT

                           INTERNATIONAL BARTER CORP.
                                (A Nevada Corp.)
                                  120,000 units

                         Offering price - $.60 PER UNIT

EACH UNIT CONSISTS OF 1 SHARE OF COMMON STOCK, PAR VALUE ($.001) OF INTERNATIONAL BARTER CORP. (the "Company"), ONE CLASS C WARRANT ("C warrant"), AND ONE CLASS D WARRANT ("D warrant"). EACH "C" WARRANT ENTITLES THE HOLDER TO PURCHASE AN ADDITIONAL SHARE OF COMMON STOCK AT A PRICE OF $.80 PER SHARE DURING A 3-MONTH PERIOD AFTER THE CLOSE OF THE OFFERING. EACH "D" WARRANT ENTITLES THE HOLDER TO PURCHASE AN ADDITIONAL SHARE OF COMMON STOCK AT A PRICE OF $1.10
PER SHARE DURING A 3-MONTH PERIOD AFTER THE CLOSE OF THE OFFERING.

THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE DILUTION, AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE "HIGH RISK FACTORS" FOR SPECIAL FACTORS CONCERNING THE COMPANY.

ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


PAYMENT FOR THE UNITS SHOULD BE MADE BY CHECK OR MONEY ORDER PAYABLE TO "International Barter Corp".


                                                         Underwriter's
                               Price to                  Commissions              Proceeds to the
                               Investors                 and Discounts            Company(2)
                               ---------                 -------------            ----------
Per unit                           $0.60                      $-0-                     $0.60
Maximum (120,000 units)       $72,000.00                      $-0-                $72,000.00


(See notes on following page)

International Barter Corp.
21400 International Blvd. Suite 207
Seattle, WA 98198
(206)870-9290

The date of this Information Statement is February 7, 1998

(FOOTNOTES FROM COVER PAGE)

(1) The Units are being offered on behalf of the Company by the Management of the company (who will not be paid for such services), on a "best efforts only" basis with respect to all 120,000 units. There can be no assurance that any or all of the Units being offered will be sold. Because this is a "best efforts only" offering, with no minimum required to be sold, the proceeds may be released to the Company upon receipt thereof, while the offering continues for the remaining unsold units. The offering expires February 28, 1998 Management can elect to extend the offering to March 31, 1998.

(2) The proceeds to the Company set forth in the table to the cover page of the Offering Document have been computed before deduction of expenses that will be incurred in connection with THIS offering including filing printing, legal, accounting, transfer agent and other fees. It is estimated that the expenses to be incurred by the company in connection with the offering will be approximately $1000. It is estimated that the net proceeds to the Company after deducting all expenses in connection with the offering will be approximately $71,000. (This does not include any proceeds which would be realized upon the exercise of any warrants).

Prior to this offering there has been no market for the Units, the Common Stock (the "shares") or the Warrants of International Barter Corp. (The "Company"). There can be no assurance that any trading market in these securities will develop hereafter, or that any trading if developed, will continue. The Company is not subject to reporting requirements of section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange" Act), meaning that it is not required to file annual or quarterly reports with the Securities and Exchange Commission. The Company is conducting this offering pursuant to Rule 504 of Regulation D promulgated under the Securities Act of 1933 (the "Act"), which exempts from registration with the Securities and Exchange Commission offerings of up to $ 1,000,000 which comply with the requirements of the Rule.


                                      (ii)

BLUE SKY NOTICE

IT IS ANTICIPATED THAT THE UNITS DESCRIBED HEREIN WILL BE OFFERED FOR SALE IN THE STATE OF NEW YORK. A DESCRIPTION OF THE RELEVANT CONDITIONS AN RESTRICTIONS REQUIRED BY THE STATE OF NEW YORK IS SET FORTH BELOW.

NOTICE OF NEW YORK RESIDENTS

THIS DOCUMENT HAS NOT BEEN REVIEWED BY THE ATTORNEY GENERAL OF THE STATE OF NEW YORK PRIOR TO ITS ISSUANCE AND USE. THE ATTORNEY GENERAL FOR THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OR ANY OFFER TO BUY ANY SECURITY IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE DELIVERY OF THIS INFORMATION STATEMENT SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE THEREOF.

THE UNITS ARE OFFERED BY THE COMPANY SUBJECT TO PRIOR SALE ACCEPTANCE OF AN OFFER TO PURCHASE, WITHDRAWAL OR CANCELLATION OF ANY OFFERING WITHOUT NOTICE. THE COMPANY RESERVES THE RIGHT TO REJECT ANY ORDER, IN WHOLE OR IN PART, FOR THE PURCHASE OF ANY OF THE UNITS OFFERED HEREBY.


                                     (iii)

                                TABLE OF CONTENTS


                                                                             PAGE
                                                                             ----
SUMMARY ................................................................       1

DESCRIPTION OF THE BARTER BUSINESS .....................................       1

BUSINESS OF THE COMPANY ................................................       3

HIGH RISK FACTORS ......................................................       4

USE OF PROCEEDS ........................................................       6

LEGAL PROCEEDINGS ......................................................       6

MANAGEMENT .............................................................       6

PRINCIPAL SHAREHOLDERS .................................................       7

CERTAIN TRANSACTIONS ...................................................       8

DESCRIPTION OF SECURITIES ..............................................       8

SUBSCRIPTION OFFER .....................................................       9


                                      (iv)

                                     SUMMARY

The following is a summary of certain information contained in this Information Statement and is qualified in its entirety by the more detailed information appearing elsewhere in the Information Statement.

THE COMPANY

International Barter Corp. (The "Company" or "IBC") was incorporated in the State of Nevada on September 18, 1996. IBC was formed to become the market leader in the consolidation of the independent retail barter exchange industry.

                       DESCRIPTION OF THE BARTER BUSINESS

Conventional barter is the oldest form of commerce; historically barter involved a direct person-to-person exchange of goods and services. Thus, conventional barter was limited to a transaction between the two parties. The development of modem commercial barter was dependent on the development of an index of valuation for establishing barter credits and debits. This index of valuation is the industry-accepted "trade dollar". The trade dollar is a ledger entry by which goods and services can be bought and sold. Trade dollars are credited and debited to each business's trade account, similar to a bank account. Exchange clientele are serviced by trade brokers who operate in a manner similar to that of a stockbroker. In addition, barter clients can make transactions between themselves without the services of a trade broker.

Retail trade exchanges are classified as third party record keepers, having the same fiduciary obligations as banks and stockbrokers under the Tax Equity and Fiscal Responsibility Act of 1982. For tax purposes, trade dollars are taxable in the year earned and reported on 1099B forms to the IRS.

Organized commercial barter is one of the fastest growing industries of the 1990's. The International Reciprocal Trade Association (IRTA), a trade group that prepares annual estimates of commercial bartering in the U.S. and Canada, reports that the total value of products and services bartered by large and small businesses rose to $8.5 billion during 1995. This is a 10.7% rise over $7.6 billion in 1994 and the fifth consecutive year of double-digit growth in sales for barter credits in lieu of cash. Barter companies provide a marketplace offering a range of the products and services, such as media, travel, hotels, printing, and business equipment that may be purchased with trade credits, which are dollar denominated units. The general premise of retail barter is to generate new business to those that participate and then to provide avenues to conserve cash flow.

A barter boom among small businesses helped fuel 1995's growth, according to IRTA. Expanding retail barter networks served 400,000 small businesses in 1995, up 12 percent over 1994. The average amount of trading by each business also rose 12 percent, boosting small business barter to $1.3 billion last year compared to $ 1.0 billion in 1994. However, only about 3% of the companies in the U.S. currently use the services of a barter trade exchange. This virtually untapped market presents tremendous growth opportunities for the barter industry.

There are approximately 400 independent trade exchanges in the U.S. and two national companies, ITEX, and BXI. The independent trade exchanges for the most part are local or regional organizations with approximately 500 clients, five employees, and gross revenue in the $100,000 to $200,000 range. Tremendous time and energy is devoted to accounting/bookkeeping, marketing and sales, and customer service. Most independent exchanges have trouble exceeding the 500 client mark and tend to stagnate in a "maintenance" mode of operation. It is difficult to make a great lining as an independent exchange owner, whereas a number of brokers in the national barter exchanges do very well. Therefore, IBC believes that a substantial percentage of the independent trade exchanges are interested in joining a national firm or joining together to become a national firm.

The advent of a global barter marketplace on the Internet will further encourage firms to incorporate bartering into their business plans to reach new outlets, ensure against unsold inventory, and finance larger advertising campaigns.

Based on present trends, 1.6 million businesses will be engaged in barter in North America within a decade. This is four times the nearly 400,000 firms now engaged in barter. IRTA expects the number of barter companies to double over the next five years and to double again by the end of the decade, a 15 percent annual growth rate. A total of 1.6 million barter clients out of 6.3 million businesses who have employees (excluding small businesses with only one employee) amounts to a penetration rate of only 25 percent. Thus there is a substantial opportunity for continued longterm growth in the barter trade exchange industry.

IRTA also foresees average annual trade volume per trade exchange client doubling from approximately $3,500 today to $7,000 by the year 2006. This estimate is in real terms, not considering inflation, which if included would raise trade volume even more. IRTA's forecast is based on the trend to targeting larger-trading clients, and servicing them with more trade brokers equipped with the latest technology and access to global availabilities on the World Wide Web in addition to conventional methods.

Trade growth for the last ten years averaged 15.3 percent per year. The American industry's ability to sustain a 15 percent growth is supported by expansion plans of existing trade networks and strong growth in new start-ups. Independent barter companies account for half of the industry's growth.

One can see that if the number of clients quadruples during the next ten years, and the average trade volume per client doubles, the trade exchange sector in North America will be $10 billion business - eight times its size today.

IBC will compete directly with two national companies, ITEX and BXI. These companies have more offices, greater sales, stronger financial and marketing resources than IBC. Increased competition from both companies is expected as IBC continues acquiring companies. One barter company - ITEX - is a public company. The growth of ITEX accelerated after their stock began to trade on the NASD bulletin board in 1992. Their stock was listed on NASDAQ in 1994. Other barter companies will likely go public in the next few years; these will compete with IBC. Industry experts suggest that the barter industry will be stimulated by the emergence of public barter companies and that the industry could grow much more efficiently if there were 5 to 10 public companies the industry.

The nineties may well be remembered as an era when the growth in the barter industry entered a takeoff stage. The significance of the takeoff stage of growth is that the industry will be generating the retained earnings, and attracting the outside capital, needed to organize, train, and deploy the people and technology needed to service a growing number of global clients linked together in the emerging multi-media marketplace. It will add a significant new dimension to the financial and commercial worlds.

                             BUSINESS OF THE COMPANY

IBC started business in September, 1996. IBC's plan is to acquire select independent retail barter exchanges and national retail barter franchisees across the United States and Canada. Through acquisitions, IBC will become an international player in the barter industry, providing a centralized currency, company standard marketing and support materials, centralized data processing, and ongoing training and promotion to support and expand the IBC client base. It is IBC's intent to maintain the existing management team of the acquired exchanges.

Retail barter clients are demanding greater accessibility of products and services locally and nationally, exceptional customer service, and better technology. Therefore, IBC has identified the necessity of consolidating the 400 independent barter exchanges in the U.S. and Canada to satisfy client demands, to advance the barter industry and to expand barter purchasing power. IBC plans to expand throughout the U.S. and Canada.

IBC's goal is to become the strongest barter exchange, with the best products and services available in the barter industry. IBC's marketing strategy is to aggressively acquire select independent and national franchise offices to form a national client base, expanding barter purchasing power, creating a centralized currency, standardized marketing and support materials, and providing ongoing training and promotion to support and expand the IBC client base. IBC's goal is to acquire 20% or more of the market share of the trade exchange business in the U.S.

The management of IBC believes that they have an advantage over the two existing national trade exchanges in convincing the independents to join with IBC. The company has studied the operations of both ITEX and BXI and believe they can combine the benefits of both while avoiding their weaknesses. The company's main strength over the other two national exchanges is that IBC will be entering the marketplace with a clean slate. IBC will be able to focus on acquisitions of the best run independent barter exchanges in the industry. IBC has developed state-of-the-art technology to operate each office.

The purchase price for the acquired exchange will be a combination of cash and restricted class 144 stock. Valuation will be based on gross revenue, number of clients and trade volume.

In November, 1996 IBC acquired Cascade Trade Association (CTA). CTA has annual revenues of approximately $380,000 and close to 550 clients. CTA was established in 1983 and is the leading barter exchange in the State of Washington.

IBC is currently developing a central processing facility in Rohnert Park, CA. Centralized efficient processing will be a major incentive for independent and national franchise exchanges to affiliate with IBC. All Area Offices will have TradeWorks(R) and BarterServe(R) software linked directly to the IBC central processing facility. This facility should be ready for IBC's business in February, 1997.

IBC plans to acquire twelve trade exchanges by the end of 1998. After expansion down the west coast of the U.S. IBC will focus on developing business throughout the U.S. and Canada. The company expects revenue to grow more than 100% per year for at least the next five years.

CURRENT SERVICE
IBC currently offers barter services for retail, professional and corporate clients through Area offices. The company provides Area offices a centralized barter currency, expansive purchasing power, centralized data processing, standardized marketing and support and materials, co-op advertising, and ongoing training and promotion and support to expand the IBC client base.

IBC markets client's products and services to other clients through directories, newsletters, brokers, and other means. When clients make barter purchases, IBC debits trade dollars from the buyer's account and credits the sellers account, similar to an ordinary bank account. Generally, sales are at prevailing retail price and 100% barter. Monthly, clients receive an account statement showing all activity for that period. IBC charges a 10% cash commission when the client purchases and monthly fees of $15 cash/$15 trade dollars.

                                HIGH RISK FACTORS

The Securities offered hereby involve a high degree of risk. Prospective investors, prior to making an investment decision, should carefully consider, along with matters referred to herein, the following risk factors:

1. FUNDS MAY BE INSUFFICIENT TO COMPLETE PLANS FOR GROWTH. The company believes the net proceeds from this stock offering and cash flow from operations will be sufficient to allow IBC to meet the expected growth in demand for their services. However, there is no guarantee that this will happen. There is no assurance that IBC will be able to expand as projected. If the market acceptance of their service slows, margins and profitability may suffer.

2. NO GUARANTEE OF ACQUISITIONS. IBC may fail to acquire a sufficient number of exchanges to develop a substantial market share of the retail barter exchange industry.

3. NO GUARANTEE OF CONTINUED GROWTH IN THE BARTER INDUSTRY. There is no guarantee that the retail barter industry will continue to grow at the rapid rates of the last six years. In this case IBC may face heightened competition and be unable to generate sufficient service fees to cover operating expenses.

4. INCREASED REGULATION. The barter industry is a self regulated industry. IBC is required by the federal government to file 1099-B forms for each client transaction on an annual basis. IBC has obtained all required federal and state permits, licences, and bonds to operate its facilities. There can be no assurance that IBC's operations will not be subject to more restrictive government regulation or that IBC's profitability will be subject to increased taxation by federal, state, or local agencies.

5. COMPETITION. IBC will attempt, without assurance, to find a niche in the barter industry. However, there are established entities in this industry which have greater financial resources and experience than IBC. Accordingly, IBC will encounter intense competition in its efforts to expand its barter business. Another barter company may begin actively acquiring independent trade exchanges and could acquire the most desirable exchanges. In addition, there can be no assurance that a group of independent barter exchanges will not join forces to create another national barter company.

6. DILUTION. An investor who acquires Units pursuant to this offering will incur immediate and substantial dilution.

7. LACK OF MARKET FOR SECURITIES. There is no established public trading market for IBC's securities, and there is no assurance that a public market for the securities will ever develop or, if it develops, that it will continue. Purchasers of the units in this offering, therefore, may incur substantial difficulty in selling their securities should they desire to do so.

8. ARBITRARY OFFERING PRICE AND EXERCISE PRICE. The offering price of the Units and the per share exercise price of the warrants were established arbitrarily by IBC. There is no direct relationship between the offering price and the net tangible book value, shareholder's equity or net worth of the Company or any other recognized criterion of value.

9. STOCK SALE RULE. Possible inability to sell the securities in the Secondary Market. The securities offered hereby are not exempt from Rule 12(g)-9 under the Securities Exchange Act of 1934 (the "34 Act"). Rule 15(g)-9 imposes additional sales practice requirements on the brokers who sell non-exempt securities to persons other than established customers. For transactions covered by the rule, broker-dealers must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, this may affect the ability of purchasers in this offering to sell their securities in the secondary market.

10. PENNY STOCK REFORM ACT; POSSIBLE INABILITY TO SELL IN THE SECONDARY MARKET. In October 1990. Congress enacted the "Penny Stock Reform Act of 1990" (the "90 Act") to counter fraudulent practices common in penny stock transactions. Rule 3a51-1 of the Exchange Act defines a "penny stock" as an equity that is not, among other things: a) a reported security; b) a security registered or approved for registration and traded on a national securities exchange that meets certain guidelines, where the trade is effected through the facilities of that national exchange; c) a security listed on NASDAQ; d) a security of an issuer that meets certain minimum financial requirement ("net tangible assets" in excess of $2,000,000 or $5,000,000, respectively, depending upon whether the issuer has been continuously operating for more or less than three years, or "average revenue" of at least $6,000,000 in the last year); or e) a security with a price of at least $5.00 per share in the transaction in question or that has a bid quotation (as defined in the Rule) of at least $5.00 per share. The Units offered herein do fall within the definition of "Penny Stock" under Rule 3a51-1. Pursuant to the '90 act, brokers provide investors with written disclosure documents containing information concerning various aspects involved in the market for penny stocks as well as specific information about the penny stock and the transaction involving the purchase and sale of that stock (e.g. price quotes and broker-dealer and associated person compensation). Subsequent to the transaction, the broker will be required to deliver monthly or quarterly statements containing specific information about the penny stock. These added disclosure requirements will most likely negatively affect the ability of the purchasers herein to sell their securities in the secondary market.

                                 USE OF PROCEEDS

If the entire offering is sold the net proceeds to be received by the Company, after deducting the expenses of the offering, would total $71,000 if the maximum is sold. Such proceeds are anticipated to be used for acquisitions of other trade exchanges and for the general working capital of the company.

                                LEGAL PROCEEDINGS

IBC is not a party to any material legal proceedings.

                                   MANAGEMENT

Steven White. Mr. White is President, CEO, Vice President of Finance and a Director of International Barter Corp. Mr. White was previously the founder, President and CEO of Cascade Trade Association (CTA) for 14 years. He has been involved in all business aspects of running CTA including management, administration, sales and market research. While at CTA he developed BarterServe R, a database of travel, goods and services. Mr. White was elected to the Board of Directors of the National Association of Trade Exchanges
(NATE) in 1995, 1996, and 1997, and the Board elected him vice-president of NATE for 1995 and 1996. He was President elect in 1997 and President in 1998.

Alan Zimmelman. Mr. Zimmelman is Vice President of Operations of IBC. Mr. Zimmelman was formerly an Area Director for BXI-West Los Angeles . Mr. Zimmelman's area was ranked #1 in trade volume for six of the nine years he was with BXI. Mr. Zimmelman was instrumental in growing his area 300% over his tenure. His experience included twelve years in the hotel industry and five in hospital administration.

Richard Mayer. Mr. Mayer is Vice President of Sales and Marketing. Mr. Mayer joined CTA in November, 1995 as Vice President of Marketing. His prior employment included 29 years with General Electric Capital Corp. where he held several management positions in the Consumer and Commercial Industrial Leasing and Financing sectors. He is very experienced in human resources, market forecasting, financial statement analysis, and sales and marketing development.

Norma Fetz. Mrs. Fetz is Vice President and Controller of IBC. Since 1986, Mrs. Fetz was Secretary and Treasurer for CTA as well as Controller for CTA.

Board OF DIRECTORS

Currently, Steven White, Glen White, Alan Zimmelman and Richard Mayer are on the Board of Directors.

                             PRINCIPAL SHAREHOLDERS

Currently, 1,550,000 shares of IBC have been issued. The following table sets forth the information, as to the date of this Prospectus, with respect to the beneficial ownership of the outstanding IBC stock by each person known by IBC to be the beneficial owner of five percent or more of the outstanding common stock.


                           Shares owned                          Percent of Class
Name and address of        beneficially and   Before              after offering
beneficial owner           of record          Offering         Half           Maximum
----------------           ---------          --------         ----           -------
Steven White                900,000             58%             56%             54%
2228 S. 291 Street
Federal Way, WA 98003

Norma Kay Fetz              100,000            6.5%            6.2%            5.9%
11604 SE 304 Street
Auburn, WA 98092

                           Shares owned                          Percent of Class
Name and address of        beneficially and   Before              after offering
beneficial owner           of record          Offering         Half           Maximum
----------------           ---------          --------         ----           -------
Master Media Corp.         126,000             8.1%             7.8%            7.5%
3160 East Desert Road
Suite 3542
Las Vegas, NV 89121


                              CERTAIN TRANSACTIONS

The company was incorporated in the State of Nevada on September 18, 1996. IBC acquired Cascade Trade Association in November, 1996 in exchange for 1,000,000 shares of IBC restricted stock. Master Media Corp. Received 126,000 shares for consulting services to IBC on January 2, 1997.

                            DESCRIPTION OF SECURITIES

UNITS

Each unit consists of one Common share and 1 "C" warrant and 1 "D" warrant. The terms of the Warrants are described below under the caption "Warrants".

COMMON STOCK

The company is authorized to issue 25 million shares of Common Stock, $.001 par value per share, of which 1,550,000 are issued and outstanding, excluding Units to be issued in this offering. Each outstanding share of Common Stock is entitled to one vote, whether in person or by proxy, on all matters that may be voted by the owners thereof at meeting of the shareholders.

The holders of Common Stock (i) have equal ratable rights to dividends form funds legally available therefore, when, and if declared by the Board of Directors of the company; (ii) are entitled to share ratable in all of the assets of the Company available for distribution to holders of Common stock upon liquidation, dissolution or winding up of the affairs of the company; (iii)do not have preemptive subscription or conversion rights, or redemption on provisions applicable thereto: and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of stockholders.

All shares of Common stock which are the subject of this offering, which issued, will be fully paid for and non-assessable, with no personal liability attaching to the ownership thereof. The holders of shares of Common Stock of the company do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors can elect all directors of the Company if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of the Company's directors.

WARRANTS

The warrants are immediately exercisable and tradeable after the closing of the offering. Each "C" warrant entitles the holder to purchase one additional share at a price of $.80 per share during a three month period after the closing of the offering. Each "B" warrant entities the holder to purchase one additional share at a price of $ 1.10 per share during a 3 month period after the closing of the offering. The warrants may be extended upon appropriate notice given to shareholders by the management.

DIVIDEND POLICY

The payment by the Company of dividends, if any, in the future, rests within the discretion of the Board of Directors. IBC has not paid any cash dividends and management does now anticipate that cash dividends will be declared or paid on its common stock in the foreseeable future.

                               SUBSCRIPTION OFFER

The company hereby offers that right to subscribe at $.50 per Unit (each unit consisting of 1 common share and 2 purchase warrants). The Company proposes to offer the units directly. The offering will be conducted on behalf of the Company under the direction of its officers and directors. No compensation is to be paid to the officers or directors or any "associated person" of the Company (as that term is defined in the Act) in connection with the offer and sale of the units.

The Company's officers, directors and stockholders and their associates may provide the company with the names of persons whom they believe may be interested in purchasing the units. The Company may sell the Units to such persons if they reside in a state in which the Company is permitted to sell the Units.

METHOD OF SUBSCRIBING

Persons may subscribe by filling in and signing the subscription agreement and delivering it, prior to the expiration date (as defined below), to the Company. The subscription price of $.50 per Unit must be paid in cash or by check, bank draft or postal express money order payable in United States dollars to the order of International Barter Corp. Certificates for the shares and warrants subscribed for will be issued as soon as practical after subscriptions have been accepted. Subscription may not be withdrawn once made.

EXPIRATION DATE

The subscription offer will expire at 5:00 P.M, New York time on February 28, 1998 (the "Expiration Date") unless management agrees to extend the offering to March 31, 1998.

RIGHT TO REJECT

The company reserves the right to reject any subscription in it sole discretion for any reason whatsoever and to withdraw this offering at any time prior to acceptance by the Company of the subscription received.